F&G Annuities & Life Reports Third Quarter 2026 Results Des Moines, Iowa – (November 5, 2026) – F&G Annuities & Life, Inc. (NYSE: FG) (F&G or the Company) a leading provider of insurance solutions serving retail annuity and life customers and institutional clients, today reported financial results for the third quarter ended September 30, 2026. Net earnings attributable to common shareholders for the third quarter were $736 million, or $5.48 per diluted share (per share), compared to net earnings of $114 million, or $0.85 per share, for the third quarter of 2025. Net earnings for the third quarter included $648 million of net favorable mark-to-market effects and $8 million of other unfavorable items; all of which are excluded from adjusted net earnings. Net earnings for the third quarter of 2025 included $25 million of net unfavorable mark-to-market effects and $26 million of other unfavorable items; all of which are excluded from adjusted net earnings. Adjusted net earnings attributable to common shareholders (adjusted net earnings) for the third quarter were $96 million, or $0.74 per share, compared with $165 million, or $1.22 per share, for the third quarter of 2025. Adjusted net earnings include alternative investment portfolio short-term returns that differ from long-term return expectations, as well as other significant income and expense items. Please see the “Third Quarter 2026 Results” and “Non-GAAP Measures and Other Information” sections for further explanation. Company Highlights • Record assets under management before reinsurance driven by record core retail sales: F&G achieved assets under management before reinsurance of $76.2 billion as of September 30, 2026, an increase of 7% over the third quarter of 2025. This included retained AUM of $56.2 billion. F&G’s gross sales were $3.0 billion, including record core retail sales of $2.1 billion; net sales were $1.4 billion for the third quarter • Continued excellent credit performance in our high quality asset portfolio: The retained investment portfolio is performing well, with 97% of fixed maturities being investment grade. It is well matched to our liability profile and diversified across asset types. Credit-related impairments have remained low and stable, averaging 6 basis points over the past five years, and continuing below pricing assumptions through the first nine months of 2026 • Substantial growth in common equity and book value per common share, excluding AOCI: Total F&G equity attributable to common shareholders, excluding AOCI, was $6.7 billion, or $51.37 per share, as of September 30, 2026. This reflects an increase of $712 million, or $5.44 per share, as compared with June 30, 2026, primarily driven by $652 million of favorable market related liability adjustments, including $297 million of actuarial reserve release following the annual assumption review • Solid balance sheet supports both organic growth and return of capital to shareholders: F&G returned $37 million of capital to shareholders from common and preferred dividends in the third quarter. This brought the first nine months of 2026 capital returned to shareholders to $232 million, through $112 million of dividends and $120 million of share repurchases Conor Murphy, F&G’s Chief Executive Officer and President, commented, “F&G continued to build momentum in the third quarter, with record core retail sales driving assets under management before reinsurance to a record $76.2 billion. Importantly, we are generating this growth while maintaining our disciplined approach to pricing and profitability, prioritizing business that meets our return targets and allocating capital to the most attractive opportunities. Our diversified distribution platform and growing core retail franchise provide us with significant opportunities to continue scaling the business while maintaining our focus on profitability and returns.”

Mr. Murphy continued, "We also continue to make meaningful progress toward a more fee-based, higher margin and less capital intensive business while growing our core spread-based franchise. Our strong inforce book provides a stable foundation of earnings and capital generation, while our strategic reinsurance relationships and owned distribution platform provide additional sources of fee-based earnings and financial flexibility. Together, these capabilities give us multiple avenues to grow earnings and improve returns as we continue to scale the business."

Summary Financial Results [1]

(In millions, except per share data)	Three months ended		Nine months ended	
	September 30, 2026	September 30, 2025	2026	2025
AUM before reinsurance	$ 76,232	$ 71,430	$ 76,232	$ 71,430
Assets under management (AUM)	$ 56,212	$ 56,647	$ 56,212	$ 56,647
Gross sales	$ 3,000	$ 4,238	$ 8,892	$ 11,246
Net sales	$ 1,405	$ 2,800	$ 5,114	$ 7,725
Net earnings	$ 736	$ 114	$ 899	$ 124
Net earnings per share	$ 5.48	$ 0.85	$ 6.66	$ 0.94
Adjusted net earnings	$ 96	$ 165	$ 291	$ 359
Adjusted net earnings per share	$ 0.74	$ 1.22	$ 2.20	$ 2.72
Adjusted return on average equity, excluding AOCI	6.7 %	8.8 %	6.7 %	8.8 %
Adjusted return on assets	0.69 %	0.87 %	0.69 %	0.87 %
Book value per common share	$ 31.48	$ 33.88	$ 31.48	$ 33.88
Book value per common share, excluding AOCI	$ 51.37	$ 44.07	$ 51.37	$ 44.07

Third Quarter 2026 Results

Record AUM before reinsurance was $76.2 billion as of September 30, 2026, an increase of 7% over $71.4 billion at the end of the third quarter of 2025. This included retained AUM of $56.2 billion as of September 30, 2026. A rollforward of AUM can be found in the "Non-GAAP Measures and Other Information" section of this release.

Gross sales were $3.0 billion for the third quarter, comprised of $2.3 billion core sales and nearly $700 million opportunistic sales, compared with $4.2 billion for the third quarter of 2025, comprised of $2.2 billion core sales and a record $2.0 billion opportunistic sales; reflects our commitment to manage growth for the long-term.

Core sales were $2.3 billion for the third quarter; reflects a record $2.1 billion of core retail (indexed annuities and indexed universal life) sales and steady momentum with $200 million of core institutional (pension risk transfer) sales.

Opportunistic sales were nearly $700 million for the third quarter, primarily comprised of funding agreements, compared to a record $2.0 billion in the third quarter of 2025, split between multiyear guaranteed annuities and funding agreements. Over the past year, we have de-emphasized multiyear guaranteed annuities sales due to returns below our threshold, as we maintain pricing discipline and prioritize capital allocation to the highest return opportunities. Opportunistic volumes vary quarter to quarter depending on economics and market opportunity.

Net sales were $1.4 billion for the third quarter, compared with $2.8 billion for the third quarter of 2025; reflects flow reinsurance in line with capital targets for multiyear guaranteed annuities and fixed indexed annuities.

Adjusted net earnings were $96 million, or $0.74 per share, for the third quarter, compared with $165 million, or $1.22 per share, for the third quarter of 2025. Adjusted net earnings include alternative investment portfolio short-term returns that differ from long-term return expectations.

[1] See definition of non-GAAP measures below

• Adjusted net earnings were $96 million, or $0.74 per share, for the third quarter of 2026. Investment income from alternative investments was $60 million, or $0.46 per share, below management’s current long- term expected return of approximately 12% • Adjusted net earnings of $165 million, or $1.22 per share, for the third quarter of 2025 included income from $10 million, or $0.07 per share, tax valuation allowance benefit and $4 million, or $0.03 per share, of actuarial reserve release. Investment income from alternative investments was $53 million, or $0.38 per share, below management’s long-term expected return • As compared with the prior year quarter and excluding the above items, adjusted net earnings reflect consistent core spread as the business maintained disciplined pricing. Total product margin was reduced after reflecting the F&G Life Re (Bermuda) sale, as well as lower surrender charge fee income and higher other liability costs that include increased amortization expense, as expected. These items were partially offset by steady fees from accretive flow reinsurance and owned distribution margin, and disciplined expense management which continued to drive scale benefit Capital and Liquidity Highlights Total F&G equity attributable to common shareholders, excluding AOCI, was $6.7 billion, or $51.37 per share, as of September 30, 2026. This reflects an increase of $712 million, or $5.44 per share, as compared with June 30, 2026, driven by $652 million of favorable market related liability adjustments, including $297 million of actuarial reserve release following the annual assumption review. Book value per common share, excluding AOCI, reflects an increase of $6.94 per share, for the first nine months ended September 30, 2026 as shown below. Book value per common share excluding AOCI - As of December 31, 2025 $44.43 Effect of F&G Life Re (Bermuda) sale (one-time item) 0.05 Subtotal, after one-time items $44.48 Adjusted net earnings and other 1.90 Subtotal, before capital actions & mark-to-market $46.38 Capital actions 0.10 Subtotal, before mark-to-market $46.48 Mark-to-market movement 4.89 Book value per common share excluding AOCI - As of September 30, 2026 $51.37 During the third quarter, F&G returned $37 million of capital to shareholders from common and preferred dividends. This brought the first nine months of 2026 capital returned to shareholders to $232 million, through $112 million of dividends and $120 million of share repurchases.

Earnings Conference Call Members of F&G’s senior management team will host a conference call with the investment community to discuss F&G’s third quarter 2026 results on Friday, November 6, 2026, beginning at 9:00 a.m. Eastern Time. The conference call will be broadcast live over F&G’s Investor Relations website at investors.fglife.com. A replay will also be available at the same location. About F&G F&G is committed to helping Americans turn their aspirations into reality. F&G is a leading provider of insurance solutions serving retail annuity and life customers and institutional clients and is headquartered in Des Moines, Iowa. For more information, please visit fglife.com. Use of Non-GAAP Financial Information Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, this presentation includes non-GAAP financial measures, which the Company believes are useful to help investors better understand its financial performance, competitive position and prospects for the future. Management believes these non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Our non-GAAP financial measures may not be comparable to similarly titled measures of other organizations because other organizations may not calculate such non-GAAP measures in the same manner as we do. The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. By disclosing these non-GAAP financial measures, the Company believes it offers investors a greater understanding of, and an enhanced level of transparency into, the means by which the Company’s management operates the Company. Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net earnings, net earnings attributable to common shareholders, or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are provided within. Forward-Looking Statements and Risk Factors This press release contains forward-looking statements that are subject to known and unknown risks and uncertainties, many of which are beyond our control. Some of the forward-looking statements can be identified by the use of terms such as “believes”, “expects”, “may”, “will”, “could”, “seeks”, “intends”, “plans”, “estimates”, “anticipates” or other comparable terms. Statements that are not historical facts, including statements regarding our expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management's beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: general economic conditions and other factors, including prevailing interest and unemployment rate levels and stock and credit market performance; consumer spending; government spending; the volatility and strength of the capital markets; investor and consumer confidence; foreign currency exchange rates; commodity prices; inflation levels; changes in trade policy; tariffs and trade sanctions on goods; trade wars; supply chain disruptions; natural disasters, public health crises, international tensions and conflicts, geopolitical events, terrorist acts, labor strikes, political crisis, accidents and other events; concentration in certain states for distribution of our products; the impact of interest rate fluctuations; equity market volatility or disruption; the impact of credit risk of our counterparties; changes in our assumptions and estimates regarding amortization of our deferred acquisition costs, deferred sales inducements and value of business acquired balances; regulatory changes or actions, including those relating to regulation of financial services affecting (among other things) underwriting of insurance products and regulation of the sale, underwriting and pricing of products and minimum capitalization and statutory reserve requirements for insurance companies, or the ability of our insurance subsidiaries to make cash distributions to us; and other factors discussed in “Risk Factors” and other sections of F&G's Form 10-K and other filings with the Securities and Exchange Commission (SEC). SOURCE: F&G Annuities & Life, Inc. CONTACT: Lisa Foxworthy-Parker SVP of Investor & External Relations Investor.relations@fglife.com 515.330.3307

F&G ANNUITIES & LIFE, INC. CONSOLIDATED BALANCE SHEETS (In millions, except per share data) (Unaudited) Assets September 30, 2026 December 31, 2025 Investments Fixed maturity securities available for sale, at fair value, net of allowance $ 50,712 $ 52,700 Fixed maturity securities, at fair value under fair value option 78 — Equity securities, at fair value 271 341 Derivative investments 1,126 1,148 Mortgage loans, net of allowance 10,246 7,891 Investments in unconsolidated affiliates 5,150 4,878 Other long-term investments 1,366 1,294 Policy loans 186 147 Short-term investments 724 1,043 Total investments $ 69,859 $ 69,442 Cash and cash equivalents 1,560 1,486 Reinsurance recoverable, net of allowance 21,938 17,545 Goodwill 2,129 2,180 Prepaid expenses and other assets 1,105 1,052 Other intangible assets, net 6,707 6,275 Market risk benefits asset 343 285 Income taxes receivable 45 83 Deferred tax asset, net 124 82 Total assets $ 103,810 $ 98,430 Liabilities and Equity Contractholder funds $ 65,069 $ 62,726 Future policy benefits 10,241 10,755 Market risk benefits liability 906 903 Accounts payable and accrued liabilities 3,059 2,701 Notes payable 2,240 2,237 Funds withheld for reinsurance liabilities 17,837 14,191 Total liabilities $ 99,352 $ 93,513 Equity Preferred stock, at par value — — Common stock, at par value — — Additional paid-in-capital 3,774 3,764 Retained earnings 3,368 2,568 Accumulated other comprehensive income (loss) ("AOCI") (2,605) (1,488) Treasury stock (163) (40) Total F&G Annuities & Life, Inc. shareholders' equity $ 4,374 $ 4,804 Non-controlling interests 84 113 Total equity $ 4,458 $ 4,917 Total liabilities and equity $ 103,810 $ 98,430

F&G ANNUITIES & LIFE, INC. CONSOLIDATED STATEMENTS OF OPERATIONS THIRD QUARTER INFORMATION (In millions, except per share data) (Unaudited) Three months ended Nine months ended September 30, 2026 September 30, 2025 September 30, 2026 September 30, 2025 Revenues Life insurance premiums and other fees $ 330 $ 711 $ 1,203 $ 1,808 Interest and investment income 698 748 2,139 2,096 Owned distribution revenues 20 24 56 63 Recognized gains and (losses), net 83 211 341 (1) Total revenues 1,131 1,694 3,739 3,966 Benefits and expenses Benefits and other changes in policy reserves 26 1,181 1,659 2,698 Market risk benefit losses (gains) (167) 43 (62) 148 Depreciation and amortization 191 180 539 491 Personnel costs 73 79 210 223 Other operating expenses 30 38 104 121 Interest expense 42 42 124 123 Total benefits and expenses 195 1,563 2,574 3,804 Earnings (loss) before income taxes 936 131 1,165 162 Income tax expense (benefit) 195 11 250 21 Net earnings (loss) 741 120 915 141 Less: Non-controlling interests 1 2 3 4 Net earnings (loss) attributable to F&G 740 118 912 137 Less: Preferred stock dividend 4 4 13 13 Net earnings (loss) attributable to F&G common shareholders $ 736 $ 114 $ 899 $ 124 Net earnings (loss) attributable to F&G common shareholders per common share Basic $ 5.71 $ 0.86 $ 6.86 $ 0.95 Diluted $ 5.48 $ 0.85 $ 6.66 $ 0.94 Weighted average common shares used in computing net earnings (loss) per common share Basic 129 133 131 131 Diluted 135 139 137 132

Non-GAAP Measures and Other Information

RECONCILIATION OF NET EARNINGS (LOSS) TO ADJUSTED NET EARNINGS

	Three months ended		Nine months ended	
	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Net earnings (loss) attributable to F&G common shareholders	$ 736	$ 114	$ 899	$ 124
Non-GAAP adjustments				
Recognized (gains) and losses, net				
Net realized and unrealized (gains) losses on fixed maturity available-for-sale securities, equity securities and other invested assets	93	10	264	37
Change in allowance for expected credit losses	11	(1)	2	40
Change in fair value of reinsurance related embedded derivatives	(522)	60	(711)	162
Change in fair value of other derivatives and embedded derivatives	242	(1)	296	(63)
Recognized (gains) losses, net	(176)	68	(149)	176
Market related liability adjustments [2]	(652)	(37)	(699)	50
Purchase price amortization	13	29	43	62
Transaction costs, other and non-recurring items	(2)	6	17	15
Non-controlling interest	(1)	(2)	(5)	(6)
Deferred tax asset valuation allowance	7	—	9	—
Income taxes adjustment	171	(13)	176	(62)
Adjustted net earnings attributable to common shareholders [1]	$ 96	$ 165	$ 291	$ 359

[1] See definition of non-GAAP measures below

[2] Includes annual actuarial assumption updates and other refinements of ($297) for the three and nine months ended September 30, 2026

- **Adjusted net earnings were $96 million, or $0.74 per share, for the third quarter of 2026.** Investment income from alternative investments was $60 million, or $0.46 per share, below management's current long-term expected return of approximately 12%
- **Adjusted net earnings of $165 million, or $1.22 per share, for the third quarter of 2025** included income from $10 million, or $0.07 per share, tax valuation allowance benefit and $4 million, or $0.03 per share, of actuarial reserve release. Investment income from alternative investments was $53 million, or $0.38 per share, below management's long-term expected return
- **Adjusted net earnings of $291 million, or $2.20 per share, for the first nine months ended September 30, 2026** included expense from $5 million, or $0.04 per share, from investment and other income true-up adjustments. Investment income from alternative investments was $153 million, or $1.16 per share, below management's long-term expected return
- **Adjusted net earnings of $359 million, or $2.72 per share, for the first nine months ended September 30, 2025** included income from a $16 million, or $0.12 per share, reinsurance true-up adjustment, $10 million, or $0.07 per share, tax valuation allowance benefit, $4 million, or $0.03 per share, of actuarial reserve release. Investment income from alternative investments was $165 million, or $1.20 per share, below management's long-term expected return

RECONCILIATION OF TOTAL EQUITY, TOTAL EQUITY EXCLUDING ACCUMULATED OTHER COMPREHENSIVE INCOME (AOCI), BOOK VALUE PER SHARE AND BOOK VALUE PER SHARE EXCLUDING AOCI

	Three months ended			
(In millions)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025
Total F&G Annuities & Life, Inc. shareholders' equity	4,374	4,609	4,639	4,804
Less: Preferred stock	250	250	250	250
Total F&G equity attributable to common shareholders	4,124	4,359	4,389	4,554
Less: AOCI	(2,605)	(1,658)	(1,843)	(1,488)
Total F&G equity attributable to common shareholders, excluding AOCI	$ 6,729	$ 6,017	$ 6,232	$ 6,042
Common shares outstanding	131	131	134	136
Book value per common share	$ 31.48	$ 33.27	$ 32.75	$ 33.49
Book value per common share, excluding AOCI	$ 51.37	$ 45.93	$ 46.51	$ 44.43

ASSETS UNDER MANAGEMENT (AUM) ROLLFORWARD, AVERAGE ASSETS UNDER MANAGEMENT (AAUM) AND AUM BEFORE REINSURANCE

	Three months ended			
(In millions)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025
AUM at beginning of period	$ 55,868	$ 56,436	$ 57,574	$ 56,647
Net new business asset flows	1,545	233	1,364	1,660
Net flow reinsurance to third parties	(1,201)	(801)	(688)	(733)
Net inforce reinsurance to third parties	—	—	(1,814)	—
AUM at end of period[1]	$ 56,212	$ 55,868	$ 56,436	$ 57,574
AAUM YTD[1]	$ 56,586	$ 56,939	$ 57,905	$ 55,384
AUM before reinsurance	$ 76,232	$ 74,687	$ 74,454	$ 73,090

SALES HIGHLIGHTS

	Three months ended		Nine months ended	
(In millions)	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Indexed annuities ("FIA/RILA")	$ 2,143	$ 1,665	$ 5,466	$ 4,827
Indexed universal life ("IUL")	42	41	128	137
Pension risk transfer ("PRT")	172	538	721	1,294
Subtotal: Core sales	2,357	2,244	6,315	6,258
Fixed rate annuities ("MYGA")	73	969	357	3,438
Funding agreements ("FABN/FHLB")	570	1,025	2,220	1,550
Subtotal: Opportunistic sales[2]	643	1,994	2,577	4,988
Gross sales	3,000	4,238	8,892	11,246
Sales attributable to flow reinsurance to third parties[3]	(1,595)	(1,438)	(3,778)	(3,521)
Net sales	1,405	2,800	5,114	7,725

[1] See definition of non-GAAP measures below

[2] Opportunistic sales volumes fluctuate quarter to quarter depending on economics and market opportunity

[3] Sales attributable to flow reinsurance to third parties includes the reinsurance sidecar

DEFINITIONS The following represents the definitions of non-GAAP measures used by F&G: Adjusted Net Earnings Attributable to Common Shareholders Adjusted net earnings attributable to common shareholders (ANE) is a non-GAAP economic measure used to evaluate financial performance each period. ANE eliminates the impact of specific items that are not indicative of the underlying economics of our business, including certain market volatility, asymmetrical and noneconomic accounting, non-recurring items and other income and expense adjustments. These items are volatile in our reported GAAP earnings and are not indicative of the underlying profitability drivers reflected in the design and pricing of our products and/or our investment and hedging strategy, as such items fluctuate from period to period in a manner inconsistent with these drivers. ANE provides information to enhance an investor’s understanding of our results and underlying profitability drivers by removing the impact of short-term market volatility (i.e. recognized gains and losses, market risk benefits remeasurement gains and losses, derivative gains and losses), asymmetrical and non-economic accounting (i.e. derivatives and investment hedges that do not qualify for hedge accounting, deferred pension risk transfer deferred profit liability losses), and other adjustments. ANE is calculated by adjusting net earnings or loss attributable to common shareholders to eliminate: (i) Recognized gains and losses, net: the impact of net investment gains/losses, including changes in allowance for expected credit losses and other than temporary impairment (“OTTI”) losses, recognized in operations; and the effects of changes in fair value of the reinsurance related embedded derivative and other derivatives, including interest rate swaps and forwards; (ii) Market related liability adjustments: the impacts related to changes in the fair value, including both realized and unrealized gains and losses, of index product related derivatives and embedded derivatives, net of hedging cost; the impact of actuarial assumption updates and other refinements on the change in fair value of embedded derivatives and market risk benefits; the impact of initial pension risk transfer deferred profit liability losses, including amortization from previously deferred pension risk transfer deferred profit liability losses; and the changes in the fair value of market risk benefits by deferring current period changes and amortizing that amount over the life of the market risk benefit; (iii) Purchase price amortization: the impacts related to the amortization of certain intangibles (internally developed software, trademarks and value of distribution asset and the change in fair value of liabilities recognized as a result of acquisition activities); (iv) Transaction costs: the impacts related to acquisition, integration and merger related items; (v) Other and “non-recurring,” “infrequent” or “unusual items”: Other adjustments include removing any charges associated with U.S. guaranty fund assessments as these charges neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, but result from external situations not controlled by the Company. Further, Management excludes certain items determined to be “non-recurring,” “infrequent” or “unusual” from adjusted net earnings when incurred if it is determined these items are not a reflection of the core business and when the nature of the item is such that it is not reasonably likely to recur within two years and/ or there was not a similar item in the preceding two years; (vi) Non-controlling interest on non-GAAP adjustments: the portion of the non-GAAP adjustments attributable to the equity interest of entities that F&G does not wholly own; (vii) Certain income tax adjustments: the impacts related to unusual tax items that do not reflect our core operating performance such as the establishment or reversal of significant deferred tax asset valuation allowances; and (viii) Income taxes: the income tax impact related to the above-mentioned adjustments is measured using an effective tax rate, as appropriate by tax jurisdiction. Recognized gains and losses are excluded from ANE as part of both adjustments (i) and (ii). As part of those two adjustments to ANE, all material recognized gains and losses are removed except for periodic settlements of interest rate swaps used to economically hedge our floating rate investments. While these adjustments are an integral part of the overall performance of F&G, market conditions and/or the non-operating nature of these items can overshadow the underlying performance of the core business. Accordingly, management considers this to be a useful measure internally and to investors and analysts in analyzing the trends of our operations. Adjusted net earnings should not be used as a substitute for net earnings (loss). However, we believe the adjustments made to net earnings (loss) in order to derive adjusted net earnings provide an understanding of our overall results of operations. Adjusted Weighted Average Diluted Shares Outstanding Adjusted weighted average diluted shares outstanding is the same as weighted average diluted shares outstanding except for periods in which our preferred stocks are calculated to be dilutive to either net earnings attributable to common shareholders or adjusted net earnings attributable to common shareholders, but not both, or there is a net earnings loss attributable to common shareholders on a GAAP basis, but positive adjusted net earnings attributable to common shareholders using the non-GAAP measure. The above exceptions are made to include relevant diluted shares when dilution occurs and exclude relevant diluted shares when dilution does not occur for adjusted net earnings attributable to common shareholders. Management considers this non-GAAP financial measure to be useful internally and for investors and analysts to assess the level of return driven by the Company that is available to common shareholders. Adjusted Net Earnings attributable to common shareholders per Diluted Share Adjusted net earnings attributable to common shareholders per diluted share is calculated as adjusted net earnings plus preferred stock dividend (if the preferred stock has created dilution). This sum is then divided by the adjusted weighted-average diluted shares outstanding. Management considers this non-GAAP financial measure to be useful internally and for investors and analysts to assess the level of return driven by the Company that is available to common shareholders.

Adjusted Return on Assets attributable to Common Shareholders Adjusted return on assets attributable to common shareholders is calculated by dividing year-to-date annualized adjusted net earnings attributable to common shareholders by year-to-date AAUM. Return on assets is comprised of net investment income, less cost of funds, flow reinsurance fee income, owned distribution margin and less expenses (including operating expenses, interest expense and income taxes) consistent with our adjusted net earnings definition and related adjustments. Cost of funds includes liability costs related to cost of crediting as well as other liability costs. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing financial performance and profitability earned on AAUM. Adjusted Return on Average Common Shareholder Equity, excluding AOCI Adjusted return on average common shareholder equity is calculated by dividing the rolling four quarters adjusted net earnings attributable to common shareholders, by total average F&G equity attributable to common shareholders, excluding AOCI. Average equity attributable to common shareholders, excluding AOCI for the twelve month rolling period is the average of 5 points throughout the period. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, changes in instrument-specific credit risk for market risk benefits and discount rate assumption changes for the future policy benefits, management considers this non-GAAP financial measure to be useful internally and for investors and analysts to assess the level return driven by the Company's adjusted earnings. Assets Under Management (AUM) AUM is comprised of the following components and is reported net of reinsurance assets ceded in accordance with GAAP: (i) total invested assets at amortized cost, excluding investments in unconsolidated affiliates, owned distribution and derivatives; (ii) investments in unconsolidated affiliates at carrying value; (iii) related party loans and investments; (iv) accrued investment income; (v) the net payable/receivable for the purchase/sale of investments; and (vi) cash and cash equivalents excluding derivative collateral at the end of the period. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the size of our investment portfolio that is retained. AUM before Reinsurance AUM before Reinsurance is comprised of AUM plus flow reinsured assets, including certain block reinsured assets. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the size of our investment portfolio including reinsured assets. Average Assets Under Management (AAUM) (Quarterly and YTD) AAUM is calculated as AUM at the beginning of the period and the end of each month in the period, divided by the total number of months in the period plus one. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the rate of return on retained assets. Book Value per Common Share, excluding AOCI Book value per Common share, excluding AOCI is calculated as total F&G equity attributable to common shareholders divided by the total number of shares of common stock outstanding. Management considers this to be a useful measure internally and for investors and analysts to assess the capital position of the Company. Debt-to-Capitalization Ratio, excluding AOCI Debt-to-capitalization ratio is computed by dividing total aggregate principal amount of debt by total capitalization (total debt plus total equity, excluding AOCI). Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing its capital position. Return on Average F&G common shareholder Equity, excluding AOCI Return on average F&G common shareholder equity, excluding AOCI is calculated by dividing the rolling four quarters net earnings (loss) attributable to common shareholders, by total average F&G equity attributable to common shareholders, excluding AOCI. Average F&G equity attributable to common shareholders, excluding AOCI for the twelve month rolling period is the average of 5 points throughout the period. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, changes in instrument-specific credit risk for market risk benefits and discount rate assumption changes for the future policy benefits, management considers this non-GAAP financial measure to be useful internally and for investors and analysts to assess the level of return driven by the Company that is available to common shareholders.

Sales Annuity, IUL, funding agreement and non-life contingent PRT sales are not derived from any specific GAAP income statement accounts or line items and should not be viewed as a substitute for any financial measure determined in accordance with GAAP. Sales from these products are recorded as deposit liabilities (i.e., Contractholder funds) within the Company's consolidated financial statements in accordance with GAAP. Life contingent PRT sales are recorded as premiums in revenues within the consolidated financial statements. Management believes that presentation of sales, as measured for management purposes, enhances the understanding of our business and helps depict longer term trends that may not be apparent in the results of operations due to the timing of sales and revenue recognition. Total Capitalization, excluding AOCI Total capitalization, excluding AOCI is based on total equity excluding the effect of AOCI and the total aggregate principal amount of debt. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, changes in instrument-specific credit risk for market risk benefits and discount rate assumption changes for the future policy benefits, management considers this non-GAAP financial measure to provide useful supplemental information internally and to investors and analysts to help assess the capital position of the Company. Total Equity, excluding AOCI Total equity, excluding AOCI is based on total equity excluding the effect of AOCI. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, changes in instrument-specific credit risk for market risk benefits and discount rate assumption changes for the future policy benefits, management considers this non-GAAP financial measure to provide useful supplemental information internally and to investors and analysts assessing the level of earned equity on total equity. Total F&G Equity attributable to common shareholders, excluding AOCI Total F&G equity attributable to common shareholder, excluding AOCI is based on total F&G Annuities & Life, Inc. shareholders' equity excluding the effect of AOCI and preferred stocks, including additional paid-in-capital. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, changes in instrument-specific credit risk for market risk benefits and discount rate assumption changes for the future policy benefits, management considers this non-GAAP financial measure to be useful internally and for investors and analysts to assess the level of return driven by the Company that is available to common shareholders.